Exhibit 99.5

Execution Version

May 12, 2014

To:                                                                             Atlantic Industries

135 South Church Street

George Town, Grand Cayman, Cayman Islands, BWI

Facsimile:            (404) 598-6913

Attention:             Christopher Nolan

From:                                                               Credit Suisse Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY  10010

Re:                                                                             Share Purchase Transaction

Dear Sirs and Mesdames,

This letter agreement (this “Confirmation”) sets forth the terms and conditions of the share purchase transaction (the “Transaction”) entered into between Atlantic Industries (“Counterparty”) and Credit Suisse Capital LLC (“CS”), represented by Credit Suisse Securities (USA) LLC (“Agent”) as its agent, on the Trade Date specified below.  This Confirmation constitutes a “Confirmation” under the Agreement specified below.

1.                                      The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation.  The Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Definitions.  This Confirmation evidences a complete and binding agreement between Counterparty and CS as to the terms of the Transaction.

This Confirmation supplements, forms part of and is subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if CS and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and United States Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to each of CS and Counterparty as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement and (y) the “Threshold Amount” with respect to each of CS and Counterparty were USD250 million).  If there is any inconsistency among the Agreement, this Confirmation and the Definitions, the following will prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Definitions; and (iii) the Agreement.

2.                                      The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 12, 2014

Buyer:	Counterparty

Seller:	CS

Issuer:	Keurig Green Mountain, Inc.

Shares:	The common stock, par value USD0.10, of Issuer (Exchange symbol: GMCR)

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Prepayment / Variable Obligation:	Not Applicable

Settlement Terms:

Physical Settlement:

Applicable. With respect to any Shares delivered by CS under the Transaction, the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that would arise to the extent that Counterparty were, and as a result of Counterparty being, deemed to be an “affiliate” of Issuer (as such term is used in the Securities Act of 1933, as amended (the “Securities Act”)).

Number of Shares:

The lesser of (a) 6,548,041 and (b) the number of Shares that, together with (x) the 16,684,139 Shares purchased by Counterparty pursuant to the Stock Purchase Agreement with Issuer dated February 4, 2014 and (y) the 2,805,591 Shares purchased by Counterparty through Agent as agent from, and including, May 8, 2014 to, and including, the Trade Date (such Shares described in clauses (x) and (y) and any Shares received by Counterparty in respect of such Shares as a result of stock splits, stock dividends or similar events, the “Owned Shares”), equals 16% of the outstanding Shares, as reported in the most recent report filed by Issuer with the Securities and Exchange Commission containing such information as of such time (rounded down to the nearest whole number of Shares) (the “Ownership Limit”).  If the Number of Shares is less than 6,548,041, then the Calculation Agent may make adjustments to the other terms of the Transaction as appropriate to account for the economic effect of such occurrence.  Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in no event shall the Number of Shares be increased so that the Number of Shares, together with the Owned Shares, exceeds the Ownership Limit.

Calculation Period:	The period commencing on and including the third Scheduled Trading Day immediately following the Trade Date and ending on and including the Termination Date.

Settlement Date:	The date one Settlement Cycle immediately following the Termination Date.

Termination Date:

The earlier of (x) the Scheduled Termination Date and (y) any Exchange Business Day (the “Accelerated Termination Date”) designated by CS in its sole discretion by notice to Counterparty prior to 11:59 p.m. (New York City time) on the designated Accelerated Termination Date.

Scheduled Termination Date:	February 13, 2015

Number of Shares to be Delivered:	Number of Shares

Forward Price:

The product of (x) the arithmetic average of the Daily VWAPs for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below, and (y) (A) 1 plus (B) the Forward Price Adjustment Factor.

Daily VWAP:

For each Valuation Date, the volume-weighted average price per Share on such day as published on Bloomberg Page “GMCR <Equity> AQR” or any successor page thereto, or if such price is not so reported on such Valuation Date for any reason or is manifestly erroneous, as determined by the Calculation Agent.

Forward Price Adjustment Factor:	Such amount as may be agreed between the parties from time to time.

Valuation Disruption:

If a Disrupted Day occurs during the Calculation Period, CS may, by written notice to Counterparty, postpone the Scheduled Termination Date by up to one Scheduled Trading Day for each such Disrupted Day. The Calculation Agent shall also determine whether any such Disrupted Day (i) is a Disrupted Day in full, in which case the Daily VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price, or (ii) is a Disrupted Day only in part, in which case the Daily VWAP for such Disrupted Day shall be determined by the Calculation Agent using a volume-weighted method based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the Forward Price shall be determined by the Calculation Agent based on an appropriately weighted average of the Daily VWAPs for the Exchange Business Days in the Calculation Period instead of an arithmetic average.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent shall deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day.

Market Disruption Events:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that CS or its affiliates (collectively, “Credit Suisse”), in its discretion, determines, based on the advice of nationally recognized outside counsel, makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, applied generally by Credit Suisse in the relevant business on a non-discriminatory basis, for Credit Suisse to refrain from or decrease any market activity in connection with the Transaction.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

For the avoidance of doubt, the Calculation Agent shall determine any adjustment by reference to a commercially reasonable hedge position that would be maintained by a hypothetical broker-dealer similarly situated to CS in respect of a transaction between such broker-dealer and Counterparty with the same terms as the Transaction and shall take into account any applicable withholding or deduction of taxes.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions).

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that for purposes of Section 12.3(d) of the Definitions, references in the definition of “Tender Offer” in the Definitions to “10%” shall be replaced with “25%”.

Consequences of Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Not Applicable

(d) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable events, CS

Determining Party:	For all applicable events, CS

Calculation Agent:

CS, whose determinations, adjustments and calculations in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by CS in its capacity as Determining Party, pursuant to this Confirmation, the

Agreement and the Definitions shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which CS is the Defaulting Party, Counterparty shall have the right to designate an independent equity derivatives dealer to replace CS as Calculation Agent, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent and CS shall bear any reasonable costs incurred by Counterparty in connection with such replacement. In the event the Calculation Agent or Determining Party makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Definitions, upon reasonable request by Counterparty, the Calculation Agent or Determining Party (as the case may be) shall promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Determining Party’s (as the case may be) proprietary or confidential models or any other proprietary or confidential information).

The Calculation Agent shall use commercially reasonable efforts to make any adjustment required or, to the extent it makes any such adjustment, permitted to be made to the terms of the Transaction as promptly as reasonably practicable following the occurrence of the event giving rise to any such adjustment, and the Calculation Agent shall use commercially reasonable efforts to notify Counterparty of the event giving rise to such adjustment, the terms being adjusted and, for each term so adjusted, such term, in each case, as promptly as reasonably practicable after giving effect to such adjustment.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.                                      Additional Provisions Relating to Transactions in the Shares.

(a)                                 Counterparty acknowledges and agrees that CS may, during the period from and including the Trade Date to and including the earlier of (i) the Scheduled Termination Date and (ii) the date five Exchange Business Days immediately following the Termination Date (the “Relevant Period”), purchase Shares or enter into other hedging transactions in connection with the Transaction, but that CS is under no obligation to do so.  Any such purchases or other transactions will be conducted independently of Counterparty. The timing of any such purchases or other transactions by CS, the number of Shares purchased or volume or terms of other transactions effected by CS on any day, the price paid per Share pursuant to such purchases or other transactions and the manner in which such purchases are made or such other transactions are executed, including without limitation whether such purchases or other transactions are made on any securities exchange or privately, shall be within the absolute discretion of CS.  CS shall make any purchases in connection with the Transaction in a manner that it believes in good faith to be in accordance with applicable law.  Any losses or gains resulting from such activity will be for CS’s own account.  Notwithstanding anything herein to the contrary, CS agrees that it shall not, directly or indirectly, prior to the Settlement Date (or such earlier date of termination pursuant to Section 6 of the Agreement or Section 12 of the Definitions) sell any Shares or enter into a “put equivalent position”, as defined in Rule 16(a)-1(h) under the Exchange Act, with respect to Shares in connection with the Transaction (and other than the sale of the Shares to Counterparty pursuant to the terms hereof).

(b)           During the Relevant Period, without the prior written consent of CS, Counterparty and its Affiliates shall not, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument with a hedging, averaging, valuation or similar relevant period that overlaps with the Relevant Period) purchase or sell, offer to purchase or sell, place any bid or limit order that would effect a purchase or sale of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares.

4.             Additional Representations, Warranties and Agreements.

(a)           In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere in this Confirmation, Counterparty represents and warrants to and for the benefit of, and agrees with, CS as follows:

(i)            As of the Trade Date, neither Counterparty nor The Coca-Cola Company (“Parent”) is aware of any material nonpublic information regarding Issuer or the Shares.

(ii)           Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(iii)          Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(iv)          Counterparty is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), and is a “qualified investor” as that term is defined in the Exchange Act.

(b)           CS represents and warrants to Counterparty that:

(i)            It is an “eligible contract participant” as defined in Section 1a(18) of the CEA, and is a “qualified investor” as that term is defined in the Exchange Act.

(ii)           It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

(c)           Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to CS that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under the Agreement, the Securities Act and state securities laws.

(d)           Counterparty acknowledges that CS has informed Counterparty that CS is a “financial institution” and a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that it is the intent of the parties that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (B) CS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)           It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule.  Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that, subject to CS’s obligations in Section 3(a) hereof, (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether CS effects any purchases of Shares or enters into any other hedging transactions in connection with the Transaction, (B) during the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any material nonpublic information regarding Issuer or the Shares to any employee of CS or its Affiliates that Counterparty reasonably believes to be responsible for trading the Shares or executing other hedging transactions in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not “alter or deviate” from this Confirmation in a manner that would cause purchases hereunder not to be “pursuant to a contract, instruction or plan” (within the meaning of Rule 10b5-1(c)(1)(i)(C)) or enter into or alter a “corresponding or hedging transaction” (within the meaning of Rule 10b5-1(c)(1)(i)(C)) with respect to the Shares.  Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or Parent is aware of any material nonpublic information regarding Issuer or the Shares.

5.             Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)           During the Relevant Period, CS and its Affiliates may buy Shares or, subject to Section 3(a) above, buy or sell other securities, options or futures contracts or enter into swaps or other derivative securities, in each case in connection with the Transaction;

(b)           CS and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c)           Without limiting the generality of Section 3(a) above but subject to the last sentence thereof, CS shall make its own determination as to whether, when or in what manner any hedging or market activities in Shares shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and/or the Daily VWAP; and

(d)           Any market activities of CS and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and/or the Daily VWAP, each in a manner that may be adverse to Counterparty.

6.             Staggered Settlement.  CS may, by notice to Counterparty on or prior to the Settlement Date, elect to deliver any Shares deliverable on the Settlement Date on two or more dates occurring on or prior to the Settlement Date or at two or more times on the Settlement Date.

7.             Transfer.  Notwithstanding anything to the contrary in the Agreement, CS may assign or transfer its rights or obligations under the Transaction, in whole or in part, to (x) Credit Suisse International (“CSI”) or (y) any of its Affiliates of equivalent or better credit quality (or whose obligations under the Transaction are guaranteed by a person of such credit quality) whose obligations hereunder are guaranteed by Counterparty, CSI or Credit Suisse Group AG; provided that, under applicable law as in effect on the date of such transfer or assignment, (i) Counterparty will not be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement as a result of such transfer or assignment; and (ii) Counterparty will not receive a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement following such transfer or assignment.

8.             Account Details.

Payments to CS:	To be advised

Deliveries of Shares to Counterparty:	To be advised

9.             Submission to Jurisdiction; Waiver of Jury Trial.

(a)           Each party hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.

(b)           CS and Counterparty hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to the Agreement, this Confirmation or the Transaction contemplated hereby.

10.          Tax Disclosure.  Notwithstanding any provision in this Confirmation, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.          FATCA and Tax Forms.

(a)           “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (A) any tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) and (B) any tax imposed or collected pursuant to Section 871(m) of the Code or any current or future regulations or official interpretation thereof (a “Section 871(m) Withholding Tax”).  For the avoidance of doubt, each of the FATCA Withholding Tax and Section 871(m) Withholding Tax is a tax deduction or withholding of which is required by applicable law for purposes of Section 2(d) of the Agreement.  Counterparty acknowledges and agrees that CS may, at its discretion, treat the Transaction as a “specified national contract” under Section 871(m) of the Code.

(b)           CS shall provide Counterparty a correct, complete and executed United States Internal Revenue Service Form W-9 (or any successor thereto) (i) upon the execution of this Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by CS has become obsolete or incorrect.

(c)           Counterparty represents that (i) it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the U.S. Treasury Regulations) for United States federal income tax purposes, and (ii) no payment received or to be received by it in connection with this Transaction is effectively connected with the conduct of a trade or business within the United States (as determined for United States federal income tax purposes). In addition, Counterparty shall provide CS a correct, complete and executed United States Internal Revenue Service Form W-8 BEN (or any successor thereto) (i) upon the execution of this Confirmation; (ii) promptly upon reasonable demand by CS; and (iii) promptly upon learning that any Form W-8 BEN (or any successor thereto) previously provided by Counterparty has become obsolete or incorrect.

12.          Role of Agent.  Credit Suisse Securities (USA) LLC, in its capacity as Agent will be responsible for (A) effecting the Transaction, (B) issuing all required confirmations and statements to CS and Counterparty, (C) maintaining books and records relating to the Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with the Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(a)           Agent is acting in connection with the Transaction solely in its capacity as Agent for CS and Counterparty pursuant to instructions from CS and Counterparty.  Agent shall have no responsibility or personal liability to CS or Counterparty arising from any failure by CS or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by CS or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  Each of CS and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of the Transaction.  Agent shall otherwise have no liability in respect of the Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(b)           Any and all notices, demands, or communications of any kind relating to the Transaction between CS and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY  10010

For payments and deliveries:
Facsimile No.: (212) 325 8175
Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:
Facsimile No.: (212) 325 8173
Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(c)           The date and time of the Transaction evidenced hereby will be furnished by the Agent to CS and Counterparty upon written request.

(d)           The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(e)           CS and Counterparty each represents and agrees (A) that the Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into the Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

Credit Suisse Capital LLC

		By:	/s/ Bik Kwan Chung
		Name:	Bik Kwan Chung
		Title:	Authorized Signatory

Credit Suisse Securities (USA) LLC,
as Agent

		By:	/s/ Emilie Blay
		Name:	Emilie Blay
		Title:	Vice President

Confirmed as of the date first written above:

Atlantic Industries

By:	/s/ Kathy N. Waller
Name:	Kathy N. Waller
Title:	President and Chief Financial Officer